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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 7, 1996



                                  GRANGES INC.
                                  ------------
             (Exact name of registrant as specified in its charter)

        1-9025                                    Not Applicable
        ------                                    --------------
 (Commission File No.)                   (I.R.S. Employer Identification No.)


                            British Columbia, Canada
                            ------------------------
         (State or other jurisdiction of incorporation or organization)


         Suite 3000, 370 Seventeenth Street, Denver, CO, USA        80202
         ---------------------------------------------------        -----
               (Address of principal executive offices)           (Zip Code)


        Registrant's telephone number, including area code 303-629-2450


                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)



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                                  GRANGES INC.

Item 1.          Changes in Control of Registrant

                 Not applicable

Item 2.          Acquisition or Disposition of Assets

                 Not applicable

Item 3.          Bankruptcy or Receivership

                 Not applicable

Item 4.          Changes in Registrant's Certifying Accountant

                 Not applicable

Item 5.          Other Events

                 (a) On June 7, 1996, the Registrant issued the following press release:

      "GRANGES SIGNS OPTION AGREEMENT FOR GUARICHE PROJECT IN VENEZUELA

VANCOUVER, BRITISH COLUMBIA, JUNE 7, 1996 - Granges Inc. announced today that it has completed its due diligence and negotiated the final terms of the option agreement with L.B. Mining Co. for the previously announced acquisition of the Guariche gold property in Venezuela. The terms of the definitive option agreement, which has now been signed by the parties, provides that the consideration for the option is US$275,000 payable as to $125,000 upon receipt of the necessary mining concessions for the property and US$150,000 upon receipt of exploration permits and upon Granges being satisfied there are no remaining overriding interests in the property. If these requirements are satisfied within 30 days, then Granges will be required to incur minimum exploration expenditures on the property of US$350,000 over a period of five months. Granges will be undertaking a geologic evaluation including at least 6,000 metres of drilling.

If drilling and technical studies completed during the option period satisfy Granges that the property contains a minimum proven and probable minable reserve of 500,000 ounces of gold, Granges intends but will not be obligated to exercise the option to purchase the property for US$15 million payable as to US$5 million in 2,047,938 Common shares of Granges (US$2.44 per share) and the balance in cash. The purchase agreement to be entered into at the time of exercise of the option by Granges will also provide for payment for proven and probable minable reserves ("excess ounces") over and above 500,000 ounces at the rate of US$30 per ounce. The purchase agreement will also provide that if more than 500,000 excess ounces (over 1,000,000





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total ounces) are established within two years after the purchase of the property, L.B. Mining Co. can elect to take US$5 million of the US$15 million that it would then be owed for the excess ounces in the form of 2,529,161 Common shares of Granges (Cdn$2.70 or US$1.97694 per share).

The purchase agreement will also provide that if more than 500,000 additional excess ounces (over 1,500,000 total ounces) are established within five years after the two year period for establishing the first 500,000 excess ounces, then Granges will pay L.B. Mining Co. US$30 per ounce for each additional excess ounce. If less than 500,000 of such additional excess ounces are established, then in lieu of the US$30 per ounce payment Granges will pay L.B. Mining Co. a net smelter production royalty of 7.5% of net smelter returns from such additional excess ounces. The net smelter royalty will also be paid on all additional ounces established after the end of such five year period to the extent not previously paid for.

In order to facilitate the issuance of 2,047,938 Common shares in the event Granges exercises the option and the issuance of the additional 2,529,161 Common shares in the event L.B. Mining Co. thereafter elects to receive payment for excess ounces in the form of such Common shares in lieu of cash, the Board of Directors of Granges today approved a Special Warrant Indenture under which the company has agreed to issue 2,047,938 Special Warrants to L.B. Mining which will be deemed to be exercised for 2,047,938 Class A Common Share Purchase Warrants and 2,529,161 Class B Common Share Purchase Warrants upon Granges obtaining a receipt for a final prospectus in British Columbia and Ontario qualifying the exercise of such Special Warrants. Upon exercise of the option by Granges, the Class A Common Share Purchase Warrants will be automatically exercised for 2,047,938 Common shares in payment of US$5 million of the US$15 million purchase price for the property as described above. The Class B Common Share Purchase Warrants may be exercised by L.B. Mining Co. if it elects to receive payment for excess ounces in the form of 2,529,161 Common shares as described above.

The property, which has been under investigation by L.B. Mining Co. over the past 10 years, has undergone exploration by trenching, extensive shallow drilling and some deeper drilling. Currently Granges has estimated that the property contains at least 560,000 ounces of gold resources that are close to the surface. To date approximately one square kilometre has been explored out of a total of 25 square kilometres and there is potential for additional discoveries. The preliminary discoveries indicate the potential for a 70,000 ounce per year gold operation employing open pit mining and a mill with operating costs under US$200 per ounce."

Item 6.          Resignations of Registrant's Directors

                 Not applicable





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Item 7.          Financial Statements and Exhibits

         (a)     Financial Statements - none

         (b)     Pro Forma financial information - none

         (c)     Exhibit - none

Item 8.          Change in Fiscal Year

                 Not applicable

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.






                                               GRANGES INC.
                                        ---------------------------
                                               (Registrant)



Date: June 11, 1996                By:  /s/ A.J. Ali, CA
                                        ---------------------------
                                        A.J. Ali, CA
                                        Vice President Finance and
                                        Chief Financial Officer





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